EXHIBIT 10.2
FORM OF STRATEGIC ALLIANCE AGREEMENT
     This Strategic Alliance Agreement (“Agreement”) is made on ___________ ___, 2012 by and between Provident Mortgage Capital Associates, Inc., a Maryland corporation (“PMCA” and together with its subsidiaries, the “Company”), and Provident Funding Associates, L.P., a California limited partnership (“Provident”):
     WHEREAS, PMCA has filed a registration statement on Form S-11 with the Securities and Exchange Commission pursuant to which PMCA intends to conduct a public offering of shares of the Company’s common stock (the “IPO”);
     WHEREAS, upon completion of the IPO, the Company will be externally managed and advised by PMF Advisors, LLC, a Delaware limited liability company (the “Manager”);
     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
     1. Defined Terms. Capitalized words and phrases used in this Agreement shall have the meanings set forth below unless defined elsewhere herein:
          (a) “Acceptance Notice” has the meaning set forth in Section 2(a)(ii)
          (b) “Acceptance Period” has the meaning set forth in Section 2(a)(ii).
          (c) “Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control”, when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing; provided that beneficial ownership of 10% or more of the capital stock of a Person entitled to vote in the election of the board of directors or other governing body of such Person shall be deemed to be control.
          (d) “Agreement” has the meaning set forth in the recitals.
          (e) “Business Day” means any day that is not a Saturday or a Sunday and excludes any day on which banking institutions are authorized or required by law or executive order to be closed in the States of New York or California.
          (f) “Company” has the meaning set forth in the recitals.
          (g) “Independent Directors” means the members of the board of directors of the Company who are not officers or employees of the Manager or any Person directly or indirectly controlling or controlled by the Manager and who are otherwise “independent” in accordance with the Company’s articles of incorporation, bylaws and corporate governance guidelines and, if applicable, the rules of any national securities exchange on which the Company’s common stock is listed.

          (h) “IPO” has the meaning set forth in the recitals.
          (i) “Manager” has the meaning set forth in the recitals.
          (j) “Master Agreements” has the meaning set forth in Section 2(a)(ii).
          (k) “Master Loan Purchase and Sale Agreement” means the master loan purchase and sale agreement substantially in the form attached hereto as Exhibit A.
          (l) “Master Security Sales Agreement” means the master security sales agreement substantially in the form attached hereto as Exhibit B.
          (m) “MSR” means mortgage servicing rights.
          (n) “Offer Notice” has the meaning set forth in Section 2(a)(i).
          (o) “Offered Asset” has the meaning set forth in Section 2(a).
          (p) “Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.
          (q) “PMCA” has the meaning set forth in the recitals.
          (r) “Pricing Information” has the meaning set forth in Section 2(a).
          (s) “Provident” has the meaning set forth in the recitals.
          (t) “Qualifying Asset” means any loan, residential mortgage-backed security or MSR (and/or participation interests in MSRs) originated or owned by Provident for itself or for any Related Entity.
          (u) “Rejection Notice” has the meaning set forth in Section 2(a)(ii).
          (v) “Related Entity” means any Affiliate of Provident, including Provident Mortgage Trust Inc. and Colorado Federal Savings Bank, and any other fund, investment vehicle or other entity that is sponsored, managed or advised by Provident, in each case, other than the Company and for so long as such entity remains an Affiliate of Provident.
          (w) “Right of First Offer” has the meaning set forth in Section 2.
          (x) “ROFO Period” has the meaning set forth in Section 2(a).
          (y) “ROFO Price” has the meaning set forth in Section 2(a)(i).
          (z) “Servicing Purchase Price” has the meaning set forth in Section 5(b).
          (aa) “Servicing Rights Purchase Agreement” has the meaning set forth in Section 5(b).
          (bb) “Sub-servicing Agreement” has the meaning set forth in Section 4(b).

     2. Right of First Offer on Qualifying Assets. Except as set forth in Section 3, prior to (x) the sale by Provident of any Qualifying Asset during the term of this Agreement, the Company shall have a first right to purchase the Qualifying Asset before any such Qualifying Asset is offered for sale to a Related Entity or (y) the purchase by Provident of any Qualifying Asset from a Related Entity during the term of this Agreement, the Company shall have been afforded a first right to purchase such Qualifying Asset prior to Provident purchasing such Qualifying Asset, in each case in accordance with the terms and conditions set forth below (the “Right of First Offer”).
          (a) If the Right of First Offer provided under this Section 2 shall apply with respect to a particular asset, Provident shall provide the Company with written notice (the “Initial Notice”) stating: (x) Provident’s bona fide intention to sell or purchase any Qualifying Asset (the “Offered Asset”); (y) to the extent available, information relating to any bids received or bids available on Bloomberg Professional, Tradeweb Markets LLC’s Tradeweb platform, or a similar service relating to such Offered Asset and any other bid information from two or more unaffiliated third parties (the “Pricing Information”), as well as any other bid information from a third party, and (z) the terms, if any, upon which it proposes to offer or has been offered such Offered Asset. The Company shall then have the right, for a period of one full Business Day after the Company’s receipt of the Initial Notice (the “ROFO Period”), to offer to purchase the Offered Asset in accordance with the following provisions:
               (i) The Company may offer to purchase the Offered Asset described in the Initial Notice by giving Provident written notice (the “Offer Notice”) of that election prior to the end of the ROFO Period, which shall contain the Company’s proposed purchase price and/or other consideration for the Offered Asset (the “ROFO Price”), which ROFO Price may be subject to adjustment in accordance with Section 2(b) hereof. The Company’s failure to respond in writing to the Initial Notice prior to the end of the ROFO Period shall constitute the Company’s election not to exercise its right to offer to purchase the Offered Asset.
               (ii) In the event that the Company timely delivers the Offer Notice to Provident, Provident may elect to accept or reject the Company’s ROFO Price by giving the Company written notice (an “Acceptance Notice” or a “Rejection Notice,” as the case may be) of that election within one full Business Day of the date of the Offer Notice (the “Acceptance Period”). Provident’s failure to respond in writing to the Offer Notice within the Acceptance Period shall be deemed to constitute delivery by Provident to the Company of a Rejection Notice. If Provident accepts the ROFO Price in a timely Acceptance Notice, Provident and the Company shall enter into, (A) for any Offered Asset that is a loan, a loan trade confirmation substantially in the form attached to the Master Loan Purchase and Sale Agreement, or (B) for any Offered Asset that is a residential mortgage-backed security, a security trade confirmation substantially in the form attached to the Master Security Sales Agreement (the Master Security Sales Agreement, together with the Master Loan Purchase and Sale Agreement, the “Master Agreements”), which Master Agreements and related trade confirmations may be modified from time to time by the parties in accordance with current industry practice.
               (iii) If (A) the Company fails to respond to the Initial Notice within the ROFO Period or otherwise elects not to offer to purchase the Offered Asset or (B) Provident rejects the Company’s ROFO Price in a Rejection Notice or otherwise fails to respond to the Offer Notice within the Acceptance Period, Provident may, during the one full Business Day period following the end of the ROFO Period or the Acceptance Period, as applicable, offer and sell or acquire, as the case may be, the Offered Asset to or from, as the case may be, (x) any Related Entity, for an amount greater than the ROFO Price, and upon terms no more favorable in any material respect to such Related Entity than, those specified in the Offer Notice, or (y) any Person that is not a Related Entity, for an amount and on such terms as it may determine in its sole discretion. If Provident does not enter into an agreement for the sale of the Offered Asset within such one full Business Day period, the Right of First Offer provided under this Section 2 shall apply and such Offered Asset shall not be offered to or acquired from any Related Person, as the case may be, unless first re-offered to the Company in accordance with this Agreement and the Right of First Offer contained herein.
          (b) To the extent that Pricing Information for an Offered Asset is not available, the ROFO Price shall be adjusted to equal the fair market value of the Offered Asset, which shall be determined by a single independent third party. The Company and Provident may, but shall not be required to, retain the service of an independent third party if Pricing Information for an Offered Asset is available. The independent third party shall be selected from a pool of at least three independent third parties selected from time to time by a majority of the Independent Directors, subject to Provident’s reasonable consent, and no single independent third party shall determine the fair market value of an Offered Asset more than three times in a row. The determination of fair market value by the selected independent third party shall be performed either prior to or following completion of the subject transaction. To the extent that fair market value is determined by an independent third party prior to the completion of the subject transaction, the ROFO Price shall be adjusted to reflect the fair market value as determined by the third party. To the extent that fair market value is determined by the independent third party following completion of any subject transaction, such third party shall complete the determination of fair market value within 30 calendar days following the completion of the fiscal quarter in which the transaction was consummated. To the extent that the independent third party determines that the ROFO Price paid by the Company to Provident during the prior fiscal quarter was greater than the fair market value of the Offered Asset purchased during such fiscal quarter, Provident shall pay the difference in cash to the Company within five Business Days following such determination by the independent third party. To the extent that the independent third party determines that the ROFO Price paid by the Company to Provident was less than the fair market value of the Offered Asset purchased during such quarter, the Company shall pay the difference in cash to Provident within five Business Days following such determination by the independent third party. The cost of any such independent third party shall be borne equally by Provident and the Company.
     3. Right of First Offer Limitations/No Obligation to Purchase. Notwithstanding any provision to the contrary contained herein, the Right of First Offer shall not apply (a) to any sale by Provident of any Qualifying Asset to any Person that is not a Related Entity, (b) to a Qualifying Asset held by a Related Entity, which Related Entity is a financing or securitization vehicle, to the extent that exercise of the Right of First Offer would violate such financing or securitization vehicle’s related documentation and (c) if it is in violation of any applicable law. In addition, notwithstanding any provision to the contrary contained herein, the Company shall be under no obligation to purchase any Qualifying Asset from Provident, and nothing herein shall be deemed to restrict the Company’s ability to purchase Qualifying Assets and other assets from sources other than Provident.
     4. Mortgage Loan Sub-servicing.
          (a) During the term of this Agreement, Provident shall have the right to act as mortgage loan sub-servicer with respect to any loan that the Company purchases from Provident or any other Person on a servicing-released basis; provided, that the Company shall have the right to engage an alternative mortgage loan sub-servicer for a specific portfolio of loans based on a determination by a majority of the Independent Directors that the initial appointment of Provident as mortgage loan sub-servicer for such portfolio will be materially adverse to the Company or its business, such as when such appointment is prohibited by contractual, regulatory or other legal limitations applicable to the specific loan portfolio or may be otherwise prohibited by law, rule or regulation.
          (b) In the event that Provident exercises its right to act as sub-servicer with respect to a loan as provided in Section 4(a), the Company and Provident shall enter into a sub-servicing agreement substantially in the form attached hereto as Exhibit C (each, a “Sub-servicing Agreement”), which Sub-servicing Agreements may be modified from time to time by the parties in accordance with current industry practice. The compensation payable by the Company to Provident for acting as sub-servicer and other terms and conditions of the sub-servicing for the loan shall be set forth in the Sub-servicing Agreement. Such compensation and the other terms and conditions will be reviewed and approved by a majority of the Independent Directors on an annual basis.
     5. Mortgage Loan Servicing
          (a) To the extent that the Company seeks to sell the servicing on a loan, Provident shall have a right of first offer to purchase the servicing on such loan before the loan and its servicing is offered for sale to a third party.
          (b) In the event that Provident exercises its right to purchase the servicing on a loan as provided in Section 5(a), the Company and Provident shall enter into a servicing rights purchase agreement substantially in the form attached hereto as Exhibit D (the “Servicing Rights Purchase Agreement”), which Servicing Rights Purchase Agreement may be modified from time to time by the parties in accordance with current industry practice. The purchase price (the “Servicing Purchase Price”) and other terms and conditions of the purchase and sale of such servicing rights shall be set forth in the Servicing Rights Purchase Agreement for each such purchase and sale.
          (c) The Servicing Purchase Price shall be adjusted to equal the fair market value of the servicing rights, which shall be determined by a single independent third party. The independent third party shall be selected from a pool of at least three independent third parties selected from time to time by a majority of the Independent Directors, subject to Provident’s reasonable consent, and no single independent third party shall determine the fair market value of the servicing rights more than three times in a row. The determination of fair market value by the selected independent third party shall be performed either prior to or following completion of the subject transaction. To the extent that fair market value is determined by an independent third party prior to the completion of the subject transaction, the Servicing Purchase Price shall be adjusted to reflect the fair market value as determined by the third party. To the extent that fair market value is determined by the independent third party following completion of the subject transaction, such third party shall complete the determination of fair market value within 30 calendar days following the completion of the fiscal quarter in which the transaction was consummated. To the extent that the independent third party determines that the Servicing Purchase Price paid by the Company to Provident during the prior fiscal quarter was greater than the fair market value of the servicing rights purchased during such fiscal quarter, Provident shall pay the difference in cash to the Company within five Business Days following such determination by the independent third party. To the extent that the independent third party determines that the Servicing Purchase Price paid by the Company to Provident during the prior fiscal quarter was less than the fair market value of the servicing rights purchased during such quarter, the Company shall pay the difference in cash to Provident within five Business Days following such determination by the independent third party.
     6. Term; Termination.
          (a) Unless terminated earlier in accordance with the terms hereof, the term of this Agreement shall be for the longer of (x) three years, or (y) the date that is 12 months following the date on which the Manager or an affiliate of the Manager is no longer serving as the Company’s manager.
          (b) The Company or Provident shall have the right to terminate this Agreement if the non-terminating party materially breaches any provision of this Agreement and such breach shall continue for a period of 30 calendar days after written notice thereof specifying such breach and requesting that the same be remedied within such 30-calendar day period (or 45 calendar days after written notice of such breach if the non-terminating party takes steps to cure such breach within 30 calendar days of the written notice). Following termination of this Agreement, the parties shall have no further obligations or liabilities hereunder except for obligations and liabilities accrued prior to such termination.
     7. Assignment. This Agreement may not be assigned by either party hereto, in whole or in part, whether directly or indirectly by merger, consolidation or other transfer of a party’s assets substantially or as an entirety, without the prior written consent of the other party.
     8. Notices. Unless expressly provided otherwise in this Agreement, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of (i) personal delivery, (ii) delivery by reputable overnight courier, (iii) delivery by facsimile transmission with telephonic confirmation or (iv) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:
(a)	If to the Company:

Provident Mortgage Capital Associates, Inc. 851 Traeger Avenue, Suite 380 San Bruno, California 94066 Attention: Chief Investment Officer Facsimile: (855) 653-4301

(b)	If to Provident:

Provident Funding Associates, Inc. 851 Traeger Avenue, Suite 380 San Bruno, California 94066 Attention: Chief Financial Officer Facsimile: (650) 652-1350
     Either party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 8 for the giving of notice.
     9. Independent Third Parties. To the extent that an independent third party is used to determine the fair market value of an Offered Asset or servicing rights pursuant to Section 2(b) or Section 5(c), any fee associated with the independent third party’s determination of fair market value shall be borne equally by the Company and Provident.
     10. Binding Nature of Agreement; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided in this Agreement.
     11. Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter of this Agreement. The express terms of this Agreement control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms of this Agreement. This Agreement may not be modified or amended other than by an agreement in writing signed by the parties hereto.

     12. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES TO THE CONTRARY.
     13. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. No waiver of any provision hereunder shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
     14. Specific Performance. In the event of a breach by any party to this Agreement of its obligations under this Agreement, any party injured by such breach, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. The parties agree that the provisions of this Agreement shall be specifically enforceable, it being agreed by the parties that the remedy at law, including monetary damages, for breach of such provision will be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. In the event of any breach of this Agreement by any party hereto, each such breaching party agrees to indemnify the persons to whom a representation and warranty is given or an obligation is owed under this Agreement for all damages, costs and expenses (including reasonable attorneys’ fees) actually incurred as a result of any such breach.
     15. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed part of this Agreement.
     16. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.
     17. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     18. Gender. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.
[Signatures begin on the following page]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

PROVIDENT MORTGAGE CAPITAL ASSOCIATES, INC.

By:
Name:
Title:

PROVIDENT FUNDING ASSOCIATES, L.P.

By:
Name:
Title:

Exhibit A
FORM OF MASTER LOAN PURCHASE AND SALE AGREEMENT
- Exh. A-1 -